EXHIBIT 99.1

DAVIDsTEA Reports Financial Results for the Third Quarter of Fiscal 2022

➢	Sales totaled $16.2 million
➢	Net loss of $4.7 million
➢	Adjusted EBITDA amounted to negative $2.0 million
➢	Cash position of $16.1 million

MONTREAL, December 13, 2022 - DAVIDsTEA Inc. (Nasdaq: DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announced today its third quarter results for the period ended October 29, 2022.

“We remain focused on our competitive advantages with a strategic retail presence across Canada, a strong wellness-driven portfolio of teas, innovative product launches and broad demographic appeal of our brand both online and in-store. We anticipate our financial results will be under pressure until the economic environment becomes more stable. At this time, it’s not possible to forecast the extent and duration of the difficult market conditions, but we can lean on our omnichannel platform and seasoned management team to navigate through this period,” said Sarah Segal, Chief Executive Officer and Chief Brand Officer, DAVIDsTEA. “Fears of a recession, exacerbated by inflation and rising interest rates, have significantly lowered consumer confidence and discretionary spending. Despite this challenging environment, we continued to manage through high seasonal demand, supply-chain disruptions, increased input costs and periodic shortages of labour resources. We will manage what is under our control, such as optimizing our internal systems, reducing our administrative cost structure and leveraging the strength of our partners, our entrepreneurial culture and strong team, with a constant focus on delivering a superior customer experience,” Ms. Segal added.

“DAVIDsTEA has not been immune to macroeconomic headwinds that impacted retail businesses in North America in the third quarter and persisted into the fourth quarter during Black Friday events,” said Frank Zitella, President, Chief Financial and Operating Officer, DAVIDsTEA. “Our third quarter sales declined double-digits year-over-year as e-commerce, brick-and-mortar and wholesale channels were widely affected by deteriorating market conditions in North America. Additionally, our profitability was negatively impacted by the significant investments we made since the beginning of the year, particularly in our fulfillment operations and technology infrastructure in the pursuit of offering a best-in-class customer experience, with several systems coming online in early September. We will continue to optimize these investments and believe that market conditions will eventually improve as we build on the wellness trend for healthier beverages with our target audiences.”

Operating Results for the Third Quarter of Fiscal 2022

Operating results for the three-months ended October 29, 2022, compared to the operating results for the three-months ended October 30, 2021

Sales. Sales decreased 27.1%, or $6.0 million, to $16.2 million in the quarter ended October 29, 2022, compared to $22.2 million in the prior year quarter. Sales in Canada of $12.9 million, representing 79.7% of total revenues, decreased $5.0 million or 28.1% compared to the prior year quarter. U.S. sales of $3.3 million decreased by $1.0 million or 23.0% compared to the prior year quarter. Sales from e-commerce decreased by $4.3 million or 29.5% to $10.2 million from $14.5 million in the prior year quarter. Sales from our wholesale channel decreased $1.1 million or 41.8% to $1.6 million from $2.7 million in the prior year quarter. This decrease is explained primarily by discounting on older formats as we transitioned to our new individually wrapped sachets. Brick-and-mortar sales for the quarter of $4.4 million were impacted by reduced consumer traffic, decreasing $0.6 million or 12.5% compared to the prior year quarter. E-commerce, wholesale, and brick-and-mortar sales represented 62.9%, 9.8% and 27.3% of sales, respectively compared to 65.0%, 12.2% and 22.8%, respectively in the prior year quarter

Gross Profit. Gross profit of $6.3 million for the three-months ended October 29, 2022 decreased by $2.3 million or 27.1% from the prior year quarter due to a decline in sales during the period, partially offset by lower delivery and distribution costs, compared to the prior year quarter. Gross profit as a percentage of sales was 38.8% for the quarter, consistent with the prior year quarter.

Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) increased $0.7 million or 6.7% to $10.9 million in the third quarter compared to the prior year quarter. Excluding the impact of software implementation and configuration costs, the impact of the wage and rent subsidies received under the Canadian government COVID-19 Economic Response Plan, and the impairment of property and equipment and right-of-use assets, Adjusted SG&A decreased by $0.8 million or 8.1% to $9.5 million in the quarter. The drop in SG&A expenses is primarily due to a decrease in marketing expenses and credit card fees partially offset by increases in IT ongoing expenses as the Company continues its transformation to an omnichannel organization. Adjusted SG&A as a percentage of sales in the quarter increased to 58.9% from 46.7% in the prior year quarter.

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Results from Operating Activities. Loss from operating activities during the quarter was $4.6 million compared to a loss of $1.8 million in the prior year quarter. Excluding the impact of the Restructuring plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, and software implementation and configuration costs, and the impairment of property and equipment and right-of-use assets, Adjusted operating loss amounted to $3.2 million in the third quarter compared to an Adjusted operating loss of $1.7 million in the prior year quarter. The increased Adjusted operating loss results primarily from a decline in sales, lower gross profit and increased SG&A expenses in pursuit of the ongoing transformation to become a digital first organization.

Finance Costs. Finance costs amounted to $194 thousand in the three-months ended October 29, 2022 and compares unfavorably to the prior year period due primarily to the interest expense on our right-of-use assets.

Finance Income. Finance income of $120 thousand, which is derived mainly from interest on cash on hand, decreased slightly from the prior year quarter.

Net loss. Net loss was $4.7 million in the quarter compared to a Net loss of $1.9 million in the prior year quarter. Adjusted net loss, which excludes the impact of Restructuring plan activities, net, the wage and rent subsidies received from the Canadian government under the COVID-19 Economic Response Plan, software implementation and configuration costs, and the impairment of property and equipment and right-of-use assets, amounted to a Net loss of $3.3 million compared to a Net loss of $1.8 million in the prior year quarter.

Fully diluted loss per common share. Fully diluted loss per common share was $0.18 in the quarter ended October 29, 2022 compared to a fully diluted loss per common share of $0.07 in the prior year quarter. Adjusted fully diluted loss per common share was $0.12 in the quarter ended October 29, 2022 compared to an Adjusted fully diluted loss per common share of $0.07 in the prior year quarter.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was negative $3.8 million in the quarter ended October 29, 2022 compared to negative $0.8 million in the prior year quarter representing a decrease of $3.0 million over the prior year quarter. Adjusted EBITDA for the quarter ended October 29, 2022 was negative $2.0 million compared to negative $0.3 million for the same period in the prior year. The decrease in Adjusted EBITDA of $1.7 million reflects the impact of a sales decline of $6.0 million, lower gross profit and increased SG&A expenses.

Liquidity and Capital Resources

As at October 29, 2022, the Company had $16.1 million of cash held by major Canadian financial institutions.

Working capital was $33.7 million as at October 29, 2022 compared to $43.4 million as at January 29, 2022. The decrease in working capital of $9.7 million is explained by a decrease in current assets of $7.3 million and an increase in current liabilities of $2.4 million.

Working capital requirements are for the purchase of inventory, payment of payroll and other operating costs, including software purchases and implementation costs. Working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as the Company take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. The Company funds its operating, capital and working capital requirements from a combination of cash on hand and cash provided by operating activities.

On August 23, 2022, a revolving line of credit on demand with the Bank of Nova Scotia was established for up to $15.0 million, less a reserve of $0.5 million for credit cards based on eligible accounts receivable and inventory balances and subject to financial covenants required to be calculated and met starting January 28, 2023. The credit facility will bear interest at the prime rate plus 1%, renewable annually at the lender’s option. In addition, Investissement Québec has provided a loan loss guarantee under its “Loan Loss Program”, securing 50% of any loss incurred by the Bank of Nova Scotia with respect to the recovery of indebtedness under the line of credit.

As at October 29, 2022, the Company has financial commitments in connection with the purchase of goods and services that are enforceable and legally binding on the Company, amounting to $8.3 million, net of $659 thousand of advances, which are expected to be discharged within 12 months.

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Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three-months ended		For the nine-months ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021

Sales	$16,176	$22,203	$51,670	$64,195
Cost of sales	9,894	13,587	30,116	36,816
Gross profit	6,282	8,616	21,554	27,379
Selling, general and administration expenses	10,925	10,242	32,784	28,521
Restructing plan activities, net	—	195	—	(76,964)
Results from operating activities	(4,643)	(1,821)	(11,230)	75,822
Finance costs	194	71	532	104
Finance income	(120)	(28)	(236)	(118)
Net income (loss) before income taxes	(4,717)	(1,864)	(11,526)	75,836
Recovery of income taxes	—	—	—	(1,000)
Net (loss) income	$(4,717)	$(1,864)	$(11,526)	$76,836

EBITDA[1]	$(3,759)	$(778)	$(8,586)	$78,841
Adjusted EBITDA[1]	(2,004)	(309)	(4,043)	1,555
Adjusted SG&A expenses [1]	9,525	10,359	29,304	29,780
Adjusted operating (loss) income [1]	(3,243)	(1,743)	(7,750)	(2,401)
Adjusted net loss [1]	$(3,317)	$(1,786)	$(8,046)	$(2,387)

Basic (loss) income per common share	$(0.18)	$(0.07)	$(0.44)	$2.92
Fully diluted (loss) income per common share	(0.18)	(0.07)	(0.44)	2.79
Adjusted fully diluted loss per common share[1]	$(0.12)	$(0.07)	$(0.30)	$(0.09)
Gross profit as a percentage of sales	38.8%	38.8%	41.7%	42.6%
SG&A expenses as a percentage of sales	67.5%	46.1%	63.4%	44.4%
Adjusted SG&A expenses as a percentage of sales[1]	58.9%	46.7%	56.7%	46.4%

Cash flows (used in) provided by operating activities	$(2,164)	$1,553	$(6,577)	$(16,219)
Cash flows used in financing activities	(753)	(237)	(2,271)	(559)
Cash used in investing activities	—	—	(128)	(52)
Decrease in cash during the period	(2,917)	1,316	(8,977)	(16,830)
Cash, end of period	$16,131	$13,367	$16,131	$13,367

	October 29,	July 30,	April 30,	January 29,
As at	2022	2022	2022	2022
Cash	$16,131	19,048	22,680	25,107
Accounts and other receivables	3,937	2,497	3,197	3,209
Prepaid expenses and deposits	6,137	5,172	4,479	4,142
Inventories	29,985	30,234	28,359	31,048
Trade and other payables	$14,445	11,701	8,966	12,300

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

Conference Call Information

A conference call to discuss third quarter financial results for fiscal 2022 is scheduled for December 13, 2022, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

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About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 3,800 grocery stores and pharmacies, and 18 company-owned stores across Canada. The Company offers primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating (loss) income, 3) Adjusted SG&A expenses, 4) Adjusted net (loss) income, 5) Adjusted fully diluted (loss) earnings per common share and 6) Adjusted SG&A expenses as a percentage of sales. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, our results of operations, financial condition, liquidity and prospects, and the impact of the COVID-19 pandemic on the global macroeconomic environment.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 29, 2022, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, on April 29, 2022 which could materially affect our business, financial condition or future results.

Investor Contact
Maison Brison Communications
Pierre Boucher
514-731-0000
investors@davidstea.com

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